                                                                    EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                     P.A.M. TRANSPORTATION SERVICES, INC.,

                             CHOCTAW EXPRESS, INC.,

                            CHOCTAW BROKERAGE, INC.

                                      AND

                                 JOE M. BUSSELL

                            STOCK PURCHASE AGREEMENT
                               TABLE OF CONTENTS



1.      THE PURCHASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        1.1     The Stock Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        1.2     Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.      PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        2.1     Consideration for Purchase of Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        2.2     Post-Closing Adjustment to Purchase Price; Right of Offset  . . . . . . . . . . . . . . . . . . . . .   2
        2.3     Reservation of a Portion of the Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.      JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF CEI, CBI AND THE SHAREHOLDER  . . . . . . . . . . . . . .   3
        3.1     Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        3.2     Shareholder   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
        3.3     No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        3.4     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        3.5     Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        3.6     Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        3.7     Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        3.8     Absence of Material Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        3.9     No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        3.10    Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        3.11    Title to and Condition of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        3.12    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        3.13    Contracts and Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        3.14    Labor Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        3.15    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        3.16    Employment Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        3.17    Trade Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        3.18    Major Customers and Suppliers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        3.19    Operating Authorities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        3.20    Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        3.21    Affiliates' Relationships to CEI and CBI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        3.22    Assets Necessary to Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        3.23    No Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        3.24    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

4.      REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.1     Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.2     Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.3     No Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        4.4     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

5.      COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        5.1     Environmental Audits and Other Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        5.2     Noncompetition and Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        5.3     General Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        5.4     Access to Information and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        5.5     Conduct of Business Pending the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        5.6     Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        5.7     Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
        5.8     Real Property Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        5.9     Covenant of Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        5.10    Share Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        5.11    Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        5.12    Applications to Governmental Agencies to Transfer Operating Authorities   . . . . . . . . . . . . . .  26
        5.13    Accident Register   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        5.14    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

6.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        6.1     Representations and Warranties True as of the Closing Date  . . . . . . . . . . . . . . . . . . . . .  26
        6.2     Compliance With Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        6.3     Absence of Suit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        6.4     Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        6.5     Real Property Documents and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        6.6     Tax Clearance Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        6.7     Indebtedness; Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        6.8     Buyer Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        6.9     Contracts with General Motors Corporation ("GM")  . . . . . . . . . . . . . . . . . . . . . . . . . .  27

7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF CEI, CBI AND THE SHAREHOLDER   . . . . . . . . . . . . . . . . . . . .  27
        7.1     Representations and Warranties True on the Closing Date   . . . . . . . . . . . . . . . . . . . . . .  28
        7.2     Compliance With Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        7.3     Absence of Suit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

8.      INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.1     By the Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        8.2     By Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        8.3     Indemnification of Third-Party Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        8.4     Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        8.5     No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        8.6     Adjustment of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        8.7     Limitations on Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

9.      CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        9.1     Documents to be Delivered by CEI, CBI and the Shareholder   . . . . . . . . . . . . . . . . . . . . .  31
        9.2     Documents to be Delivered by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

10.     TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        10.1    Right of Termination Without Breach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
        10.2    Termination for Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

11.     FURTHER ASSURANCE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

12.     ANNOUNCEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

13.     ASSIGNMENT; PARTIES IN INTEREST   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        13.1    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        13.2    Parties in Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

14.     RESOLUTION OF DISPUTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        14.1    Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        14.2    Arbitrators   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        14.3    Procedures; No Appeal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        14.4    Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        14.5    Entry of Judgment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        14.6    Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        14.7    Continued Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
        14.8    Tolling   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

15.     LAW GOVERNING AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

16.     AMENDMENT AND MODIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

17.     NOTICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

18.     EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
        18.1    Brokerage   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
        18.2    Expenses to be Paid by the Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
        18.3    Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
        18.4    Costs of Litigation or Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

19.     ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

20.     COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

21.     HEADINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

22.     FURTHER DOCUMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                   SCHEDULES


Schedule 3.1(c)       -    Foreign Corporation Qualification
Schedule 3.1(d)       -    Subsidiaries
Schedule 3.1(e)       -    CEI and CBI Minute Books/Directors and Officers
Schedule 3.1(f)       -    Capitalization
Schedule 3.2(c)       -    Shareholder Title Exceptions
Schedule 3.3          -    Violation, Conflict, Default
Schedule 3.4          -    Financial Statements
Schedule 3.5(b)       -    Tax Returns (Exceptions to Representations)
Schedule 3.5(c)       -    Tax Audits
Schedule 3.5(e)       -    Tax, Other
Schedule 3.6          -    Accounts Receivable (Aged Schedule)
Schedule 3.7          -    Certain Changes
Schedule 3.8          -    Off-Balance Sheet Liabilities
Schedule 3.9          -    Litigation Matters
Schedule 3.10(a)      -    Non-Compliance with Laws
Schedule 3.10(b)      -    Licenses and Permits
Schedule 3.10(c)      -    Environmental Matters (Exceptions to Representations)
Schedule 3.11(a)      -    Liens
Schedule 3.11(b)      -    Condition of Properties
Schedule 3.11(c)      -    Owned Real Property; Real Property Leases
Schedule 3.12         -    Insurance
Schedule 3.13(b)      -    Personal Property Leases
Schedule 3.13(e)      -    Power of Attorney
Schedule 3.13(g)      -    Loan Agreements, etc.
Schedule 3.13(h)      -    Guarantees
Schedule 3.13(k)      -    Material Contracts
Schedule 3.14         -    Labor Matters
Schedule 3.15(a)      -    Employee Plans/Agreements
Schedule 3.15(e)      -    Controlled Groups
Schedule 3.15(i)      -    Delivery of Documents
Schedule 3.16         -    Employment Compensation
Schedule 3.17         -    Trade Rights
Schedule 3.18(a)      -    Major Customers
Schedule 3.18(b)      -    Major Suppliers
Schedule 3.19         -    Operating Authorities
Schedule 3.20         -    Bank Accounts
Schedule 3.21(a)      -    Contracts with Affiliates
Schedule 3.21(b)      -    Adverse Interests
Schedule 3.21(c)      -    Obligations of and to Affiliates
Schedule 3.22         -    Assets Necessary
Schedule 8.2(d)       -    Shareholder Guarantees

                                    EXHIBITS

EXHIBIT I             Noncompetition Agreement
EXHIBIT II            Employment Agreement
EXHIBIT III           Form of Opinion of Counsel to the Shareholder, CEI and CBI
EXHIBIT IV            Form of Opinion of Counsel to Buyer

        The Registrant agrees to furnish schedules and exhibits supplementally to the Securities and Exchange Commission upon request.

                            STOCK PURCHASE AGREEMENT


               STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 31, 1995, by and among P.A.M. Transportation Services, Inc., a Delaware corporation ("Buyer"), Choctaw Express, Inc. ("CEI"), Choctaw Brokerage, Inc. ("CBI"), Oklahoma corporations (hereinafter, CEI and CBI may be collectively referred to as "Choctaw") and Joe M. Bussell (the "Shareholder").

                                    RECITALS

               WHEREAS, the authorized capital stock of CEI and CBI consists solely of 500 shares and 50,000 shares of common stock, respectively, $1.00 par value per share ("CEI and CBI Common Stock"), of which 180 shares and 426 shares are both issued and outstanding on the date hereof, respectively, all of which shares are owned of record and beneficially by the Shareholder (the outstanding shares are referred to collectively as the "Choctaw Shares");

               WHEREAS, CEI and CBI are engaged in the (i) truckload common and contract motor carrier and (ii) motor carrier brokerage business (the "CEI and CBI Businesses");

               WHEREAS, the Board of Directors of Buyer has approved the purchase of the Choctaw Shares owned by the Shareholder;

               WHEREAS, the Board of Directors of Buyer believes that the purchase of the Choctaw Shares, pursuant and subject to the terms of this Agreement (the "Purchase"), is desirable and in the best interests of Buyer and its shareholders;

               WHEREAS, the Shareholder believes the Purchase is in his best interests and desires to enter into this Agreement;

               WHEREAS, Buyer, CEI, CBI and the Shareholder desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and other transactions contemplated herein and also to prescribe terms and conditions to the Purchase.

               NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements, terms and conditions herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        THE PURCHASE

          1.1 The Stock Purchase. Subject to the terms and conditions of this Agreement, Buyer agrees to buy, and Shareholder agrees to sell, the Choctaw Shares.

          1.2 Closing. The Closing of the Purchase ("Closing") will take place at 10:00 a.m. local time on January 31, 1995 at the offices of Smith, Gambrell & Russell, 3343 Peachtree Road, N.E., Suite 1800, Atlanta, Georgia 30326 unless another date or place is agreed to in writing by the parties hereto (the date on which the Closing is last scheduled to occur in accordance with this Section 1.2 is referred to as the "Closing Date"). Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the preceding sentence because any condition to the obligations of Buyer, on the one hand, or CEI, CBI and the Shareholder, on the other hand, under this Agreement is not met on that date, then subject to the provisions of Article 10, the other party may postpone the Closing from time to time to any designated subsequent business day not more than five business days after the original or postponed date on which such Closing was to occur by delivering notice of such postponement not later than the day prior to the day the Closing was to occur.

2.        PURCHASE PRICE

          2.1 Consideration for Purchase of Stock. Subject to Sections 2.2 and 2.3 below, the aggregate consideration (the "Purchase Price") to be paid by Buyer for the Choctaw Shares pursuant to this Agreement shall be $2,530,915 in cash. At Closing, Buyer shall pay to the Shareholder the portion of the Purchase Price required to be paid by Section 2.3 upon surrender to Buyer of the certificate(s) representing shares of CEI and CBI Common Stock owned by such Shareholder, together with duly executed stock powers.

           2.2    Post-Closing Adjustment to Purchase Price; Right of Offset.
(a) Subsequent to the Closing, Buyer's independent certified public accountants shall prepare audited financial statements of CEI and CBI as of the Closing Date. If the combined net book value of CEI and CBI reported on such audited financial statements is greater or less than the combined adjusted net book value of CEI and CBI as shown in the Recent Financial Statements (defined hereinafter) (the "11/30/94 Net Book Value"), then the Purchase Price shall be increased or decreased, as the case may be, by the dollar amount by which the net book value as of the Closing Date exceeds or falls below, as the case may be, the 11/30/94 Net Book Value. If as a result of such audit, Buyer owes the Shareholder additional consideration, such consideration shall be paid to the Shareholder in cash within five business days of the publication of such audited financial statements. On the other hand, if as a result of such audit, the Shareholder is required to refund any portion of the Purchase Price to Buyer, then Buyer shall offset the amount owed to Buyer under this Section 2.2 against payments to be made to the Shareholder pursuant to that certain Noncompetition Agreement to be entered into between Buyer and the Shareholder at Closing as referenced in Section 5.2 of this Agreement.

                  (b) The parties hereto agree that the Shareholder shall have the right to review the audited financial statements of CEI and CBI prepared as of the Closing Date, as well as the books and records of CEI and CBI used in preparing such financial statements, for the purpose of determining whether the Shareholder agrees with the results of such audit. The parties also agree that the Shareholder shall have the right to review all tax returns prepared and filed on behalf of CEI and CBI for the year ended December 31, 1994 prior to the filing of such returns, as well as the books and records of CEI and CBI used in preparing such returns. Any dispute between the parties regarding the Closing Date audited financial statements of CEI and CBI or the preparation and filing of tax returns on behalf of CEI and CBI pursuant to this Section 2.2 shall be resolved in accordance with Section 14 of this Agreement.

          2.3 Reservation of a Portion of the Purchase Price. Buyer agrees to pay not less than 95% of the Purchase Price to the Shareholder at Closing by wire transfer or certified or cashier's check. The parties hereto agree that $126,546 shall be held by Buyer for a period of 120 days after the Closing Date for the purpose of determining the collectibility of accounts receivable recorded on the audited balance sheets of CEI and CBI contained in the Recent Financial Statements. In the event that any accounts receivable remain uncollected by Buyer at the end of such 120 day period, the unpaid balance of the Purchase Price shall be reduced by the amount of such uncollected receivables (which uncollected receivables shall then be transferred to the Shareholder) and any remaining balance of the Purchase Price shall then be remitted to the Shareholder in cash by certified or cashier's check within five business days subsequent to the end of such 120 day period. Likewise, any unrecorded receivables collected by Buyer within such 120 day period shall be credited to the Shareholder and shall increase the amount of the unpaid balance of the Purchase Price to be paid to the Shareholder. Buyer agrees that if the entire amount of the accounts receivable recorded on the balance sheets of CEI and CBI is collected in full prior to the expiration of the 120 day period, then Buyer will remit to the Shareholder the balance of the Purchase Price within 10 business days of the date marking the full collection of such accounts receivable.

3. JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF CEI, CBI AND THE SHAREHOLDER

          CEI, CBI and the Shareholder, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer, and shall survive the Closing of the transactions provided for herein. Information set forth in the Schedules attached hereto specifically refers to the article and section of this Agreement to which such information is responsive.

          3.1     Corporate.

                  3.1(a) Organization. CEI and CBI are corporations duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Except as set forth on Schedule 3.1(a), no entity has ever merged with or been consolidated into CEI and CBI.

                  3.1(b) Corporate Power. CEI and CBI have all requisite corporate power and authority to own, operate and lease their properties and to carry on their businesses as and where such is now being conducted.

                  3.1(c) Qualification. CEI and CBI are duly licensed or qualified to do business as foreign corporations, and are in good standing, in each state wherein the character of the properties owned or leased by them, or the nature of their businesses, makes such licensing or qualification necessary. The states in which CEI and CBI are licensed or qualified to do business are listed in Schedule 3.1(c).

                  3.1(d) Subsidiaries. Except as set forth in Schedule 3.1(d), there are no corporations in which CEI and/or CBI have a direct or indirect equity or other ownership interest in excess of 5% (a "Subsidiary" or collectively, the "Subsidiaries") and neither CEI nor CBI owns, directly or indirectly, any capital stock, or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in excess of 5% in any entity or business. References hereinafter to "Subsidiary" or "Subsidiaries" shall not be deemed to be a contradiction of the representations contained in this Section 3.1(d)

                  3.1(e) Corporate Documents, etc. Copies of the certificate or articles of incorporation and by-laws of CEI and CBI, including any amendments thereto, which have been delivered by the Shareholder to Buyer are true, correct and complete copies of such instruments as presently in effect. Except as set forth in Schedule 3.1(e), the corporate minute books and stock records of CEI and CBI which have been furnished to Buyer for inspection are true, correct and complete in all material respects and accurately reflect all material corporate action taken by CEI and CBI, including all transactions and actions with respect to the capital stock of CEI and CBI. The directors and officers of CEI and CBI are listed in Schedule 3.1(e).

                  3.1(f) Capitalization. The authorized and outstanding capital stock of CEI and CBI is as set forth in Schedule 3.1(f). No shares of such capital stock are issued or outstanding except for shares identified in
Schedule 3.1(f). The outstanding shares of capital stock of CEI and CBI are owned of record and beneficially by the Shareholder. All such shares of capital stock are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.1(f), there are no (A) securities convertible into or exchangeable for any of the capital stock or other securities of CEI or CBI,
(B) options, warrants or other rights to purchase or subscribe to capital stock or other securities of CEI or CBI or securities which are convertible into or exchangeable for capital stock or other securities of CEI or CBI, or (C) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of CEI or CBI, any such convertible or exchangeable securities or any such options, warrants or other rights. Schedule 3.1(f) sets forth, with respect to each issuance of stock of CEI or CBI, the date of issuance, the purchaser(s), and the consideration received therefor.

                  3.1(g) Authorization: Validity. The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby (such other agreements, instruments and documents sometimes referred to herein as the "Ancillary Instruments") to be executed and delivered by CEI and CBI and full performance thereunder, have been duly authorized by the Boards of Directors of CEI and CBI and no other or further corporate act on the part of such corporation is necessary therefor. This Agreement has been duly and validly executed and delivered by CEI and CBI and is, and when executed and delivered the Ancillary Instruments to be executed and delivered by CEI and CBI pursuant hereto will be, the legal, valid and binding obligation of such corporations, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          3.2     Shareholder.

                  3.2(a) Power. The Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments to be executed and delivered by the Shareholder, and to carry out the transactions contemplated hereby and thereby.

                  3.2(b) Validity. This Agreement has been duly and validly executed and delivered by the Shareholder and is, and when executed and delivered each Ancillary Instrument to be executed and delivered by such Shareholder pursuant hereto will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  3.2(c) Title to Shares. Except as set forth in Schedule 3.2(c), the Shareholder has good and marketable title to the shares of CEI and CBI Common Stock owned by such Shareholder, and, except as set forth in
Schedule 3.2(c), at the Closing the Shareholder will have good and marketable title to the shares of CEI and CBI Common Stock, in each case free and clear of all liens, security interests, pledges, assessments, levies, restrictions, options, voting trusts or agreements, proxies, encumbrances, marital or community property interests or other claims or charges of any nature whatsoever.

          3.3 No Violation. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by CEI, CBI and the Shareholder of the transactions contemplated hereby and thereby (a) will violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body (including, without limitation, under any "plant-closing" or similar law), or
(c) subject to obtaining the consents referred to in Schedule 3.3 or such other consents as are actually obtained and delivered at Closing, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 3.12(a)) upon any of the assets of CEI, CBI or any Subsidiary (or the shares of CEI and CBI Common Stock issued and outstanding) under, any term or provision of the articles or certificate of incorporation or by-laws of CEI, CBI or any Subsidiary or of any contract, lease, commitment, understanding, arrangement, agreement or restriction of any kind or character to which CEI, CBI, a Subsidiary or the Shareholder is a party or by which CEI, CBI, a Subsidiary or the Shareholder, or any of their or his assets or properties, may be bound or affected.

          3.4 Financial Statements. Included as Schedule 3.4 are true and complete copies of the unaudited financial statements of CEI and CBI consisting of unaudited balance sheets as of December 31, 1993, 1992 and 1991 and the related statements of income for the years then ended (the financial statements described are referred to collectively as the "Financial Statements"). Also included in Schedule 3.4 are true and complete copies of the unaudited financial statements of CEI and CBI consisting of unaudited balance sheets as of November 30, 1994 and the related unaudited statements of income for the eleven month period then ended and a schedule of increases and decreases to the values shown on the statements as prepared by Ernst & Young LLP as a result of their review of such financial statements (the "Recent Financial Statements"). Except as otherwise noted in Schedule 3.4, all of such Financial Statements and Recent Financial Statements are true, complete and accurate, have been prepared from the books and records of CEI and CBI, and accurately present the financial position and the results of operations of CEI and CBI as of the dates and for the years and periods indicated. CEI and CBI have, and at the Closing will have, a tangible net worth, on an aggregate basis, of at least $1,750,000.

          3.5     Tax Matters.

                  3.5(a) Provision For Taxes. Except for amounts which individually or in the aggregate would not be material to the financial condition of CEI or CBI, the provision made for taxes on the Recent Financial Statements is sufficient for the payment of all taxes, including but not limited to, federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, interstate motor carrier ("IMC"), fuel, license, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, for which CEI, CBI or any Subsidiary may be liable at the date of such Financial Statements and for all years and periods prior thereto. Since the date of such Financial Statements, neither CEI, CBI nor any Subsidiary has incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices.

                  3.5(b) Tax Returns Filed. Except as set forth on Schedule 3.5(b) all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of CEI, CBI or any Subsidiary have been timely filed (or if filed late all applicable penalties and interest have been paid) and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Complete copies of all tax returns or reports filed by CEI, CBI or any Subsidiary for each of its five most recent fiscal years have been delivered to Buyer. Each of CEI, CBI and their Subsidiaries has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to its respective employees.

                  3.5(c) Tax Audits. The federal and state income tax returns of CEI, CBI or any Subsidiary have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.5(c) and, except to the extent disclosed in Schedule 3.5(c), neither CEI, CBI nor any Subsidiary has received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by CEI, CBI or any Subsidiary. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                  3.5(d) Consolidated Group. Neither CEI, CBI nor any Subsidiary has ever been a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group.

                  3.5(e) Other. Except as set forth in Schedule 3.5(e), neither CEI, CBI nor any Subsidiary has ever (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. Neither CEI nor CBI is a "United States real property holding company" within the meaning of Section 897 of the Code.

          3.6 Accounts Receivable. All accounts receivable of CEI, CBI and their Subsidiaries reflected on the Recent Financial Statements, and those arising since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Financial Statements for doubtful accounts) in the ordinary course of business; to the best knowledge of CEI, CBI and the Shareholder are subject to no counterclaim or set off; and are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Financial Statements and as of a date not more than twenty days prior to the date hereof.

          3.7 Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.7 (or specifically required by the terms of this Agreement), since the date of the Recent Financial Statements there has been no:

                  3.7(a) Material Adverse Change. Material adverse change in the financial condition, assets, liabilities, business, prospects or operations of CEI, CBI or any Subsidiary;

                  3.7(b) Damage. Loss, damage or destruction, whether covered by insurance or not, affecting the business or properties (owned or leased) of CEI, CBI or any Subsidiary;

                  3.7(c) Increase in Compensation. Increase in the compensation, salaries or wages payable or to become payable to any employee or agent of CEI, CBI or any Subsidiary (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  3.7(d) Labor Disputes. Labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of CEI, CBI or any Subsidiary;

                  3.7(e) Commitments. Commitment or transaction by CEI, CBI or any Subsidiary (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  3.7(f) Dividends. Declaration, setting aside, or payment of any dividend or any other distribution in respect of capital stock of CEI, CBI or any Subsidiary; any redemption, purchase or other acquisition by CEI and CBI of any capital stock of CEI, CBI or any Subsidiary, or of any security relating thereto, including any options or rights to purchase or acquire capital stock of CEI, CBI or any Subsidiary; or any other payment to any shareholder of CEI, CBI or any Subsidiary as such a shareholder;

                  3.7(g) Disposition of Property. Sale, lease or other transfer or disposition of any properties or assets of CEI, CBI or any Subsidiary, except in the ordinary course of business;

                  3.7(h) Indebtedness. Indebtedness for borrowed money incurred, assumed or guaranteed by CEI, CBI or any Subsidiary;

                  3.7(i) Liens. Mortgage, pledge, lien or encumbrance made on any of the properties or assets of CEI, CBI or any Subsidiary;

                  3.7(j) Amendment of Contracts. Entering into, amendment, extension or termination by CEI, CBI or any Subsidiary of any contract or lease, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  3.7(k) Loans and Advances. Loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean and include: any organization or entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, CEI and CBI; the shareholders, officers and directors of CEI and CBI or any other entity referred to in the preceding clause; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market;

                  3.7(l) Credit. Grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the policies or practices of CEI, CBI or any Subsidiary with respect to the granting of credit;

                  3.7(m) Transaction Costs. Payment of any transaction costs by CEI, CBI or any Subsidiary relating to the transactions contemplated in this Agreement.

                  3.7(n) Unusual Events. Other events or conditions not in the ordinary course of business of CEI, CBI or any Subsidiary.

          3.8 Absence of Material Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Financial Statements or in
Schedule 3.8, neither CEI, CBI nor any Subsidiary has any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than liabilities and obligations incurred since the date of the Recent Financial Statements in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of CEI, CBI or any Subsidiary. Except as and to the extent described in the Recent Financial Statements or in Schedule 3.8, neither CEI, CBI nor the Shareholder has knowledge of any basis for the assertion against CEI, CBI or any Subsidiary of any liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except liabilities and obligations incurred in the ordinary course of business and consistent with past practice.

          3.9 No Litigation. Except as set forth in Schedule 3.9 there is no action, suit, arbitration proceeding, investigation or inquiry, pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, threatened, against CEI, CBI or any Subsidiary or its directors (in such capacity), business or assets, nor does CEI, CBI or the Shareholder know, or have grounds to know, of any basis for any such proceedings, investigations or inquiries. Schedule 3.9 describes all existing complaints or claims respecting any matter of which CEI, CBI or the Shareholder has knowledge, which have been made by any employee, salesperson or independent contractor employed at any time by CEI, CBI or any Subsidiary against CEI, CBI or any Subsidiary.
Schedule 3.9 also identifies all such actions, suits, proceedings, investigations and inquiries to which CEI, CBI or any Subsidiary or any of its directors have ever been parties in their capacities as officers or directors of CEI, CBI or any Subsidiary, wherein either the amount in controversy exceeded $5,000 or the relief sought or requested required remedial action other than the payment of money. Except as set forth in Schedule 3.9, neither CEI, CBI nor any Subsidiary, its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

          3.10    Compliance With Laws.

                  3.10(a) Compliance. Except as set forth in Schedule 3.10(a), CEI, CBI and each Subsidiary (including each and all of their operations, practices, properties, real or personal, owned or leased, and assets) are in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including without limitation, those applicable to registration for the offer or sale of securities, discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined), except for possible instances of noncompliance or violations which individually or in the aggregate, do not and would not have a material adverse effect on the financial condition, assets, liabilities, business or operations of CEI, CBI or any Subsidiary. The Real Property (as hereinafter defined) is unconditionally zoned a classification that allows its current use, and such zoning is not being challenged by legal process, and no change or modification thereof is being sought by any person or entity, including, but not limited to, governmental or quasi-governmental authorities. Except as set forth in Schedule 3.10(a) neither CEI, CBI, their Subsidiaries nor, to the knowledge of CEI, CBI or the Shareholder, any landlord of CEI, CBI or any Subsidiary, has received notice of any violation or alleged violation of, or is subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws. All reports and returns required to be filed by CEI, CBI and each Subsidiary with any governmental authority have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                           (i) The operation of the CEI and CBI Businesses as they are now conducted does not, nor does any condition existing at any of the facilities in which the CEI and CBI Businesses are conducted (collectively, the "Facilities"), in any manner constitute a breach or violation of any lease or other agreement governing the use of such Facilities, or a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which they are now conducted.

                           (ii) CEI, CBI and each Subsidiary have made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                           (iii) CEI and CBI have delivered to Buyer copies of all reports of CEI, CBI and each Subsidiary for the past three (3) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                  3.10(b) Licenses and Permits. CEI, CBI and each Subsidiary have all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the CEI and CBI Businesses (as presently conducted and as proposed to be conducted), and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in
Schedule 3.10(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby unless the Notice of Exemption filed by Buyer with the Interstate Commerce Commission ("ICC") does not become effective. Except as set forth in Schedule 3.10(b), CEI, CBI and each Subsidiary (including their operations, properties, whether owned or leased, and assets) are and have been in compliance with all such permits and licenses, approvals, authorizations and consents.

                  3.10(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, asbestos, lead-based paints, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Except as set forth on Schedule 3.10(c), to the knowledge of CEI, CBI and the Shareholder, no Waste exists on or under the Real Property (as defined in Section 3.11(c) herein) and neither the Shareholder, CEI, CBI nor any Subsidiary has, nor any of their predecessors in title, or any other person, have ever used the Real Property for the processing, handling, manufacturing, generating, treating, storing, or disposing of any Waste, nor has the Real Property been used as a landfill or as a dump for garbage, refuse or Waste. Without limiting the generality of the foregoing provisions of this Section 3.10, to the knowledge of CEI, CBI and the Shareholder, CEI, CBI and each Subsidiary are in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as specifically described in Schedule 3.10(c), there is no civil, criminal or administrative action, suit, demand, notice or demand letter, claim, hearing, notice of violation, investigation or proceeding pending, or threatened, against CEI, CBI or any Subsidiary, or to the knowledge of CEI, CBI or the Shareholder, any landlord of CEI, CBI or any Subsidiary, relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10(c), to the knowledge of CEI, CBI and the Shareholder, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, remediation plan, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

          3.11    Title to and Condition of Properties.

                  3.11(a) Marketable Title. Except as set forth on Schedule 3.11(a), each of CEI, CBI and their Subsidiaries has good and marketable title to all of its assets, businesses and properties, and good and marketable fee simple title to any real property owned by it, and with respect to real and personal property leased by it, good and marketable leasehold estates or lessee's interests, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Financial Statements. The title of CEI and CBI and their Subsidiaries in and to their assets, businesses and properties is free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, mineral rights, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.11(a), none of which interfere with the use of the property as currently utilized. The good and marketable leasehold estate or lessee's interest in and to the real property leased by CEI, CBI or their Subsidiaries is, to the knowledge and belief of the Shareholder, CEI and CBI, free and clear of all mortgages, liens, restrictions, agreements, claims, easements or other encumbrances which could cause title to such real property to be unmarketable or which could interfere with Buyer's use of such real property in a manner consistent with the current use thereof by CEI, CBI or their Subsidiaries. None of the assets, business or properties of CEI, CBI or any Subsidiary are subject to any restrictions with respect to the transferability thereof and title thereto will not be affected in any way by the transactions contemplated hereby.

                  3.11(b) Condition. Except as set forth in Schedule 3.11(b), all property and assets owned or utilized by CEI, CBI and their Subsidiaries are in useable operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the CEI and CBI Businesses as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by CEI, CBI and their Subsidiaries are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  3.11(c) Real Property. Schedule 3.11(c) sets forth all real property owned, used or occupied by CEI, CBI and/or their Subsidiaries (the "Real Property"), including a legal description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which CEI, CBI, or the Shareholder has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.11(c) also identifies the leases

(oral or written) and all amendments thereto and extensions thereof, under which CEI, CBI and/or their Subsidiaries now use any such Real Property, as well as any guarantors of tenant's obligations under such leases, true and correct copies of which written leases (or descriptions of oral leases or arrangements) have been delivered to Buyer. There is now in full force and effect a duly issued certificate of occupancy permitting the Real Property leased in Oklahoma City, Oklahoma and improvements located thereon to be legally used and occupied as the same are now constituted. Schedule 3.11(c) further identifies all loans encumbering the fee and/or leasehold interest in any Real Property (to the extent known by the Shareholder, CEI or CBI), all agreements entered into by CEI, CBI or any Subsidiary with any lender affecting the Real Property, any lease or the rights of CEI, CBI or any Subsidiary under any lease, and all subtenants, tenants, assignees, licensees, concessionaires or other entities, other than CEI, CBI or any Subsidiary, having a right to occupy all or any portion of the Real Property, true and correct copies of which have been delivered to Buyer (or if an oral arrangement fully described on Schedule 3.11(c)).

          All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. All of the Real Property is serviced by public utilities, or utilities that are available to the Real Property by valid, unencumbered appurtenant easements. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and to the knowledge of CEI, CBI and the Shareholder none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. None of CEI, CBI, or the Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) governmental agency or court order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above (iv) underground storage tanks affecting any Real Property, or
(v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period six (6) months immediately preceding the date of this Agreement for which Liens could be filed against any of the Real Property. The warranties and representations made in this Subparagraph 3.11(c), to the extent they apply to the Real Property leased by CEI, CBI or any Subsidiary, are made to the best knowledge and belief of CEI, CBI and the Shareholder.

                  3.11(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of CEI, CBI or any Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the knowledge of CEI, CBI, their Subsidiaries and the Shareholder has any such condemnation, expropriation or taking been proposed.

          3.12 Insurance. Set forth in Schedule 3.12 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of CEI, CBI and their Subsidiaries, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.12 includes, without limitation, the carrier (each of which carries an A.M. Best Company rating of at least "A"), the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $1,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of CEI, CBI and their Subsidiaries of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and except as set forth on Schedule 3.12, no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.
Schedule 3.12 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and none of CEI, CBI, their Subsidiaries or the Shareholder has knowledge of any act or omission of CEI, CBI or any Subsidiary which could result in cancellation of any such policy prior to its scheduled expiration date. Neither CEI, CBI nor any Subsidiary has been refused any insurance with respect to any aspect of the operations of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Each of CEI, CBI and their Subsidiaries has duly and timely made all claims it has been entitled to make under each policy of insurance. All general liability policies maintained by or for the benefit of CEI, CBI or any Subsidiary have been "occurrence" policies and not "claims made" policies. There is no claim by CEI, CBI or any Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and none of CEI, CBI, their Subsidiaries or the Shareholder knows of any basis for denial of any claim under any such policy. Neither CEI, CBI nor any Subsidiary has received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by CEI, CBI and their Subsidiaries with the requirements of all Laws and with the requirements of all contracts and leases to which any of them is a party.

          3.13    Contracts and Commitments.

                  3.13(a)  Real Property Leases.  Except as set forth in
Schedule 3.11(c), neither CEI, CBI nor any Subsidiary has any leases of real property.

                  3.13(b)  Personal Property Leases.  Except as set forth in
Schedule 3.13(b), neither CEI, CBI nor any Subsidiary has any leases of personal property involving consideration or other expenditure in excess of $1,000 or involving performance over a period of more than six months.

                  3.13(c) Purchase Commitments. Neither CEI, CBI nor any Subsidiary has any purchase commitments for equipment or supplies that, together with amounts on hand, constitute in excess of three months normal usage, or which are at an excessive price.

                  3.13(d) Contracts With Certain Persons. Neither CEI, CBI nor any Subsidiary has any agreement, understanding, contract or commitment (written or oral) with any employee, agent, consultant, distributor or dealer that is not cancelable by it on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

                  3.13(e) Power of Attorney. Except as set forth on Schedule 3.13(e), neither CEI, CBI nor any Subsidiary has given any power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                  3.13(f) Collective Bargaining Agreements. Neither CEI, CBI nor any Subsidiary is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                  3.13(g) Loan Agreements. Except as set forth in Schedule 3.13(g), neither CEI, CBI nor any Subsidiary is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  3.13(h) Guarantees. Except as disclosed on Schedule 3.13(h), neither CEI, CBI nor any Subsidiary has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  3.13(i) Contracts Subject to Renegotiation. Neither CEI, CBI nor any Subsidiary is a party to any contract with any governmental body which is subject to renegotiation.

                  3.13(j) Burdensome or Restrictive Agreements. Neither CEI, CBI nor any Subsidiary is a party to or bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of CEI, CBI or such Subsidiary. Without limiting the generality of the foregoing, neither CEI, CBI nor any Subsidiary is a party to or is bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or, prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  3.13(k) Other Material Contracts. Neither CEI, CBI nor any Subsidiary has any lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000, or involving performance over a period of more than six months, or which is otherwise individually material to its operations except as explicitly described in
Schedule 3.13(k) or in any other Schedule.

                  3.13(l) No Default. Neither CEI, CBI nor any Subsidiary is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any obligations thereunder, result in the creation of any Lien on any of the assets owned, used or occupied by it or give rise to an automatic termination, or the right of discretionary termination thereof. No third party is in default under any lease, contract or commitment to which CEI, CBI or any Subsidiary is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

          3.14 Labor Matters. Except as set forth in Schedule 3.14, within the last five years neither CEI, CBI nor any Subsidiary has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.14, (a) there is no unfair labor practice charge or complaint against CEI, CBI or any Subsidiary pending or threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting CEI, CBI or any Subsidiary nor any secondary boycott with respect to their products; (c) no question concerning representation has been raised or is threatened respecting the employees of CEI, CBI or any Subsidiary; or (d) no grievance which might have a material adverse effect on CEI, CBI or any Subsidiary is pending and no such claim therefor exists.

          3.15    Employee Benefit Plans.

                  3.15(a) Disclosure. Schedule 3.15(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by CEI, CBI or any Subsidiary. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on
Schedule 3.15(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and neither CEI, CBI nor any Subsidiary has ever contributed or been obligated to contribute to any such multiemployer plan.

                  3.15(b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which CEI, CBI or any Subsidiary or any of its assets may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any lien whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                           (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of CEI, CBI or any Subsidiary to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           (ii)   no proceeding has been initiated or
                  threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                           (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of CEI, CBI or any Subsidiary to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                           (iv) if any such plan were to be terminated as of the Closing Date, no assets of CEI, CBI or any Subsidiary would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA with the exception of administrative costs related to such termination;

                           (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                           (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                           (vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

                  3.15(c) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which CEI, CBI or any Subsidiary or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Employee Plan/Agreement, including, without limitation, Section 406, 407, 409, 501, 502, 510, 511, 601, 4062, 4063,
4069, 4071, or 4201 of ERISA, or Section 4971, 4972, 4975, 4976, 4977, 4979 or
4980B of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which CEI, CBI or any Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

                  3.15(d) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by actuaries in connection with the funding of such Employee Plan/Agreement).

                  3.15(e) Controlled Group; Affiliated Service Group; Leased Employees. Except as set forth in Schedule 3.15(e), neither CEI, CBI nor any Subsidiary is or has ever been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code, or has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for CEI, CBI or any Subsidiary, and no individuals are expected to become leased employees with the passage of time.

                  3.15(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from CEI, CBI or any Subsidiary to date have been made and all amounts properly accrued to date as liabilities which have not been paid have been properly recorded on the books of CEI, CBI or such Subsidiary and are reflected in the Recent Financial Statements; (ii) CEI, CBI and their Subsidiaries have complied with, and each such Employee Plan/Agreement conforms in all respects in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has adversely affected or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                  3.15(g) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former employees beyond their retirement or other termination of service other than
(i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan,
(iii) deferred compensation benefits accrued as liabilities on the books of CEI, CBI or any Subsidiary (including the Recent Financial Statements), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay of not more than two weeks duration.

                  3.15(h) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of CEI, CBI or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available.

                  3.15(i) Delivery of Documents. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

                           (i) except as disclosed on Schedule 3.15(i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                           (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which CEI, CBI or any Subsidiary is a party, a true and complete copy of such Employee Plan/Agreement;

                           (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                           (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 3.15(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                  3.15(j) Future Commitments. Neither CEI, CBI nor any Subsidiary has any announced plan or legally binding commitment to create any additional Employee Plans/Agreement or to amend or modify any existing Employee Plan/Agreement.

          3.16 Employment Compensation. Schedule 3.16 contains a true and correct list of all employees to whom CEI, CBI or any Subsidiary is paying compensation, including bonuses and incentives, at an annual rate in excess of Thirty Thousand Dollars ($30,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

          3.17    Trade Rights.

                  3.17(a) Schedule 3.17 lists all Trade Rights (as defined below) of the type described in clauses (i), (ii), (iii) and (iv) and, to the extent practicable, clause (v) of Section 3.17(e) in which CEI, CBI or any Subsidiary now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by CEI, CBI or any Subsidiary, and also indicating which of such Trade Rights are registered.

                  3.17(b)  All Trade Rights shown as registered in Schedule
3.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

                  3.17(c) To conduct the CEI and CBI Businesses as such are currently being conducted or proposed to be conducted, neither CEI, CBI nor any Subsidiary requires any Trade Rights that it does not already have. Neither CEI, CBI nor any Subsidiary is infringing or has infringed any Trade Rights of another in the operation of the CEI and CBI Businesses, nor is any other person infringing the Trade Rights of CEI, CBI or any Subsidiary. Except as set forth on Schedule 3.17, neither CEI, CBI nor any Subsidiary has granted any license or made any assignment of any Trade Rights listed on Schedule 3.17, nor does CEI, CBI or any Subsidiary pay any royalties or other consideration for the right to use any Trade Rights of others. There are no inquiries, investigations, or claims or litigation, challenging or threatening to challenge the right, title and interest of CEI, CBI or any Subsidiary with respect to its continued use and right to preclude others from using any such Trade Rights. All Trade Rights of CEI, CBI and their Subsidiaries are valid, enforceable and in good standing, and there are no equitable or statutory defenses to enforcement based on any act or omission of CEI, CBI or any Subsidiary. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by CEI, CBI or any Subsidiary.

                  3.17(d) CEI, CBI and their Subsidiaries have used commercially prudent efforts to protect the Trade Rights owned or used by them, including without limitation causing employees and others to whom such Trade Rights are revealed to execute reasonable confidentiality and noncompetition agreements, which are in full force and effect.

                  3.17(e) As used herein, the term "Trade Rights" shall mean and include: (i) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (ii) all United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all United States and foreign patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee and third party covenants and agreements respecting confidentiality, intellectual property and non-competition (including without limitation agreements executed by potential purchasers of the CEI and CBI Shares or the CEI and CBI Businesses, or any part thereof) and all other types of intellectual property.

          3.18    Major Customers and Suppliers.

                  3.18(a) Major Customers. Schedule 3.18(a) contains a list of all of the customers of the CEI and CBI Businesses for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. None of CEI, CBI, their Subsidiaries or the Shareholder has any knowledge or information of any facts indicating, or any other reason to believe, that any of the customers listed on Schedule 3.18(a) will not continue to be customers of the applicable business after the Closing at substantially the same level of purchases as heretofore.

                  3.18(b) Major Suppliers. Schedule 3.18(b) contains a list of the ten (10) largest suppliers to the CEI and CBI Businesses for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. None of CEI, CBI, their Subsidiaries or the Shareholder has any knowledge or information of any facts indicating, or any other reason to believe, that any of the suppliers listed on Schedule 3.18(b) will not continue to be suppliers to the applicable business after the Closing and will not continue to supply the applicable business with substantially the same quantity and quality of goods at competitive prices.

          3.19 Operating Authorities. Each of CEI, CBI and their Subsidiaries now own, and on the Closing Date will own, free and clear of all encumbrances, all the existing rights, licenses and authorities (the "Operating Authorities") necessary to conduct their businesses as presently conducted and as set forth in Schedule 3.19. Such Operating Authorities have been issued by the appropriate governmental regulatory agencies and the same have been validly issued and are now, and on the Closing Date will be, in full force and effect and in good standing. Schedule 3.19 also describes each and every Department of Transportation ("DOT") investigation of CEI, CBI or any subsidiary which has been conducted during the past five years and the results thereof, including the DOT rating and any fine imposed which was related to safety violations.

          3.20 Bank Accounts. Schedule 3.20 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which CEI, CBI or any Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

          3.21    Affiliates' Relationships to CEI and CBI.

                  3.21(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between CEI, CBI or any Subsidiary and any Affiliate are described on Schedule 3.21(a).

                  3.21(b)  No Adverse Interests.  Except as set forth on
Schedule 3.21(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with CEI, CBI or any Subsidiary or is competitive with the CEI and CBI Businesses, or (ii) any property, asset or right which is used by CEI, CBI or any Subsidiary in the conduct of its business.

                  3.21(c) Obligations. All obligations of any Affiliate to CEI, CBI or any Subsidiary, and all obligations of CEI, CBI or any Subsidiary to any Affiliate, are listed on Schedule 3.21(c).

          3.22    Assets Necessary to Business.  Except as set forth on
Schedule 3.22, each of CEI, CBI and their Subsidiaries presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses, operating authorities and other permits and/or agreements, necessary to permit Buyer to carry on the CEI and CBI Businesses as presently conducted.

          3.23 No Brokers or Finders. Neither CEI, CBI nor any Subsidiary, nor any of its or their directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          3.24 Disclosure. No representation or warranty by CEI, CBI, any Subsidiary and/or the Shareholder in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of CEI, CBI, any Subsidiary or the Shareholder pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of CEI, CBI, any Subsidiary and/or the Shareholder shall be deemed representations and warranties by CEI, CBI, such Subsidiary and the Shareholder.


4.        REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to CEI, CBI and the Shareholder, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by CEI, CBI or the Shareholder or any notice to CEI, CBI or the Shareholder, and shall survive the Closing of the transactions provided for herein.

          4.1     Corporate.

                  4.1(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified as a foreign corporation, and is in good standing, under the laws of the State of Arkansas.

                  4.1(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

          4.2 Authority. The execution and delivery of this Agreement and the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto will constitute valid and binding agreements of Buyer enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          4.3 No Brokers or Finders. None of Buyer or its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          4.4 Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement, nor any document or certificate delivered to the Shareholder pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of Buyer shall be deemed representations and warranties by Buyer.

5.        COVENANTS

           5.1 Environmental Audits and Other Investigations. CEI and CBI agree that Buyer may retain a firm engaged in the regular business of environmental engineering to conduct such environmental audits of the facilities and operations of CEI, CBI and their Subsidiaries, and the real estate occupied by CEI, CBI and their Subsidiaries, as Buyer in its discretion shall consider necessary or appropriate. Prior to the Closing Date, Buyer, its agents, employees, contractors, surveyors, and engineers shall have the right to enter and go upon the Real Property at any time and from time to time for the purpose of inspecting the Real Property and any and all improvements located thereon.

          5.2 Noncompetition and Employment Agreements. At the Closing, the Shareholder shall execute and deliver a Noncompetition Agreement and an Employment Agreement substantially in the forms of Exhibit I and Exhibit II, respectively, and terminate any existing agreement to which CEI, CBI or any Subsidiary is a party respecting employment.


          5.3 General Releases. At the Closing, the Shareholder shall deliver general releases to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing each of CEI, CBI and their Subsidiaries, and its directors, officers, agents and employees from all claims to the Closing Date, except (i) as may be described in written contracts and expressly described and excepted from such releases, and (ii) in the case of persons who are employees of CEI, CBI or any Subsidiary, compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against CEI, CBI or any Subsidiary with respect to representations, warranties or covenants made herein by CEI, CBI or any Subsidiary.

          5.4 Access to Information and Records. CEI, CBI and their Subsidiaries have given Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of CEI, CBI and their Subsidiaries for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and CEI, CBI and their Subsidiaries shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of CEI, CBI and their Subsidiaries as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and
(iii) access to vendors, customers, manufacturers of machinery and equipment of CEI, CBI and their Subsidiaries, and others having business dealings with them.

          5.5 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Buyer, each of CEI, CBI and their Subsidiaries covenants as follows:

                  5.5(a) No Changes. It will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

                  5.5(b) Maintain Organization. It will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect its existence, rights and franchises and will use its best efforts to preserve its business organization intact, to keep available to it the present officers and employees, and to preserve its present relationships with suppliers and customers and others having business relationships with it.

                  5.5(c) No Breach. None of CEI, CBI, their Subsidiaries or the Shareholder will do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by it and/or the Shareholder herein or made pursuant hereto.

                  5.5(d) No Distributions, Other Actions. None of CEI, CBI, their Subsidiaries or the Shareholder will do or omit any act, or permit any omission to act, which would have required disclosure pursuant to Schedule 3.7 had it occurred after the date of the Recent Financial Statements and prior to the date of this Agreement.

                  5.5(e) No Material Contracts. No contract or commitment will be entered into, and no purchase of materials, equipment or supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of it, except contracts, commitments, purchases or sales which (i) are (A) contracts or commitments for the purchase of, and purchases of, materials, equipment and supplies made in the ordinary course of business and consistent with past practice, (B) contracts or commitments for the sale of, and sales of, equipment in the ordinary course of business and consistent with past practice, or (C) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice, and (ii) are not material to it (individually or in the aggregate), and would not have been required to be disclosed had they been in existence on the date of this Agreement.

                  5.5(f) No Corporate Changes. It shall not amend its articles or certificate of incorporation or by- laws or make any changes in authorized or issued capital stock.

                  5.5(g) Maintenance of Insurance. It shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

                  5.5(h) Maintenance of Property. It shall use, operate, maintain and repair all of its property in a normal business manner.

                  5.5(i) Interim Financials. It will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

                  5.5(j) No Negotiations. None of CEI, CBI, their Subsidiaries or the Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of CEI, CBI or any Subsidiary, their assets or businesses or any part thereof or any of their equity securities (an "Acquisition Proposal"), and CEI, CBI and the Shareholder shall immediately advise Buyer of the receipt of any such Acquisition Proposal.

                  5.5(k) No Transfer of Shares. The Shareholder shall not transfer or attempt to transfer any of the CEI and CBI Shares; and CEI and CBI shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

                  5.5(l) Repayment of Indebtedness; Guarantees. Prior to Closing and except for any amounts owed by CEI or CBI to each other and except for transactional costs of the Shareholder which have been paid by CEI, it shall cause all amounts owed to it by an Affiliate to be repaid in full and shall cause the termination of any agreements pursuant to which it has guaranteed, agreed to assume or pay, or agreed to make any indemnity with respect to the indebtedness, obligation or commitment of any Affiliate.

          5.6     Consents and Approvals.   CEI, CBI, their Subsidiaries and
the Shareholder shall use their respective best efforts prior to Closing to obtain all consents and approvals necessary for the consummation of the transactions contemplated hereby. All such consents and approvals shall be in writing and executed counterparts thereof shall be delivered to Buyer promptly after receipt thereof but in no event later than two business days prior to the Closing.

          5.7     Other Action.

                  5.7(a) CEI, CBI, their Subsidiaries and the Shareholder shall use their best respective efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

                  5.7(b) CEI, CBI and the Shareholder agree to take any action necessary to cause the Purchase Agreement to be approved in accordance with the articles of incorporation and bylaws of CEI and CBI.

          5.8     Real Property Matters.

                  5.8(a) Prior to Closing, the Shareholder, CEI and CBI shall cause to be executed and delivered to Buyer an estoppel certificate or status letter from the landlord under the lease of Real Property in Oklahoma City, Oklahoma which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by CEI, CBI or any Subsidiary under the lease and the date to which the same have been paid;
(iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; (iv) a statement that the transactions contemplated by this Agreement will not constitute a default under the lease; (v) as to such other matters as may be reasonably required by Buyer; and (vi) a waiver of any landlord's lien. The Shareholder, CEI and CBI shall also cause to be executed and delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from each subtenant or tenant of CEI, CBI or any Subsidiary under each lease of Real Property which estoppel certificate or status letter shall be in form and content acceptable to Buyer.

                  5.8(b) Prior to Closing, the Shareholder, CEI and CBI shall cause to be executed and delivered to Buyer copies of existing Certificates of Occupancy for all improvements located on the Real Property leased in Oklahoma City, Oklahoma, and, to the extent a Certificate of Occupancy is not available, CEI, CBI and the Shareholder shall cause to be executed and delivered to Buyer on or prior to the Closing Date written evidence from the appropriate governmental authorities that such Facility complies with all building codes, zoning regulations, and other applicable laws, rules, regulations and ordinances.

                  5.8(c) CEI, CBI and the Shareholder shall cause to be obtained and executed and delivered to Buyer, prior to Closing all consents, approvals, documents and instruments contemplated in Section 6.4.

          5.9 Covenant of Confidentiality. The Shareholder hereby agrees as follows:

                  5.9(a) Such Shareholder shall not at any time subsequent to the Closing, except as explicitly requested by Buyer (i) use for any purpose,
(ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the CEI and CBI Businesses. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which CEI, CBI or any Subsidiary has an interest, all customer lists and customer information, and all other information concerning processes, apparatus, equipment, marketing, distribution and other business methods used in the CEI and CBI Businesses, not previously disclosed to the public directly by CEI and CBI.

                  5.9(b)  The provisions and restrictions contained in this
Section 5.9 are necessary to protect the legitimate continuing interests of Buyer in acquiring the CEI and CBI Businesses, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.9.

          5.10 Share Debt. Immediately prior to the Closing, CEI, CBI and the Shareholder shall cause any obligation to CEI and CBI by the Shareholder arising out of the purchase of CEI and CBI Shares, to repay such obligation in full.

          5.11 Schedules. CEI, CBI and the Shareholder shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate when made. The delivery of any information pursuant to this Section 5.11 shall not constitute a waiver by Buyer of any of the provisions of Section 6.1, and any and all adverse changes contained in any such notices shall be considered in the determination of whether the conditions set forth in Section 6.1 are met.

          5.12 Applications to Governmental Agencies to Transfer Operating Authorities. CEI, CBI and the Shareholder will cooperate fully with Buyer and assist to the extent reasonably requested in the preparation, filing and prosecution of the appropriate applications with all applicable governmental regulatory authorities, including the ICC and any applicable state regulatory authority, seeking approval of the transactions contemplated by this Stock Purchase Agreement, to the extent they have jurisdiction. Buyer shall bear the expense of filing fees incidental to filing such applications. Buyer and CEI and CBI shall each be responsible for the fees and expenses of their own counsel. CEI, CBI and the Shareholder agree to furnish or cause to be furnished all information, material and documents necessary and/or appropriate in connection with the preparation, filing and prosecution to final determination of all of the above described applications.

          5.13 Accident Register. Prior to Closing, CEI, CBI and the Shareholder shall cause to be delivered to Buyer the Accident Register pertaining to CEI, CBI and their Subsidiaries, and shall cause to be delivered no later than one day prior to Closing a current Accident Register listing every reportable accident occurring through the date of delivery of such Register.

          5.14 Employee Benefit Plans. Prior to Closing, CEI, CBI and the Shareholder shall cause to be delivered to Buyer confirmation in writing from the administrator of each Employee Plan/Agreement of CEI, CBI and any Subsidiary that none of the matters set forth in Section 3.15(b)(i) through
(vii) has occurred.

6.        CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction or the waiver by Buyer prior to or at the Closing of each of the following conditions:

          6.1 Representations and Warranties True as of the Closing Date. Each of the representations and warranties made by CEI, CBI and the Shareholder in this Agreement, in the statements contained in the Schedules or in any instrument, list, certificate or writing delivered by CEI, CBI or the Shareholder pursuant to this Agreement, shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

          6.2 Compliance With Agreement. CEI, CBI and the Shareholder shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

          6.3 Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, CEI, CBI, any Subsidiary, or any of the Affiliates, shareholders, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

          6.4 Consents and Approvals. With the exception of the final effectiveness of the Notice of Exemption filed with the ICC, all approvals, consents and waivers that are required to effect the transactions contemplated hereby (including, but not limited to, any state regulatory authorities, all landlords and all lenders of such landlords) shall have been received, and executed counterparts thereof shall have been delivered to Buyer, including, without limitation, all approvals and consents, whether governmental or private, necessary for Buyer's intended use of the Real Property. CEI, CBI and the Shareholder shall cooperate with Buyer in obtaining, and take all actions necessary to obtain, any such consents or approvals.

          6.5 Real Property Documents and Agreements. The Shareholder, CEI and CBI shall have caused to be executed and delivered to Buyer the documents, instruments, certificates and agreements contemplated in Sections 5.2 and 5.8.

          6.6 Tax Clearance Certificates. Buyer shall have received tax clearance certificates from the State of Oklahoma with respect to CEI, CBI and their Subsidiaries.

          6.7 Indebtedness; Guarantees. Except for amounts owed by CEI or CBI to each other, all amounts owed to CEI, CBI or any Subsidiary by an Affiliate shall have been repaid in full and all agreements described in
Section 5.5(l) terminated.

          6.8 Buyer Consents. Buyer shall have received a consent from First Tennessee Bank National Association with respect to the consummation of the transactions contemplated herein.

          6.9 Contracts with General Motors Corporation ("GM"). All contracts and business arrangements between CEI, CBI or any Subsidiary and GM shall continue to be in full force and effect, and neither CEI, CBI, any Subsidiary nor the Shareholder shall have been notified by GM of the termination or proposed termination of such contracts.

7.        CONDITIONS PRECEDENT TO OBLIGATIONS OF CEI, CBI AND THE SHAREHOLDER

          Each and every obligation of CEI, CBI and the Shareholder to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

          7.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          7.2 Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

          7.3 Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, CEI, CBI, any Subsidiary or any of the Affiliates, shareholders, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

8.        INDEMNIFICATION

          8.1 By the Shareholder. Subject to the terms and conditions of this Article 8, the Shareholder shall indemnify, defend and hold harmless Buyer, and its respective directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer or Buyer's Affiliates, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of CEI, CBI or the Shareholder contained in or made pursuant to this Agreement or any of the Ancillary Instruments (regardless of whether such breach is deemed "material" for purposes of Section 6.1), (b) the breach of any covenant of CEI, CBI or the Shareholder contained in this Agreement or any of the Ancillary Instruments, (c) any contingent liability, commitment or obligation of CEI, CBI or any Subsidiary that (i) is related in any way to CEI's, CBI's, or such Subsidiary's or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets owned or used, or previously owned or used, by CEI, CBI or any Subsidiary, and (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date whether or not disclosed pursuant to Section 3.8 or Section 3.9 or otherwise, (d) any pollution, threat to human health or the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (1) is related in any way to CEI's, CBI's, or such Subsidiary's or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets presently or formerly owned or used by CEI, CBI or any Subsidiary, and which
(2) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date, whether or not disclosed pursuant to Section 3.10 or otherwise, or (e) any claim by any person or entity, whether or not identified in this Agreement, that such person has or had any rights with respect to the capital stock, or payment of any distribution with respect thereto, other than payment of the Purchase Price identified in this Agreement, of CEI, CBI or any present or former Subsidiary or Affiliate. As used in this Article 8, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages with respect to third party claims but not with respect to independent claims of Buyer), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses (including those incurred to enforce rights under this Article 8)); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

          8.2     By Buyer.  Subject to the terms and conditions of this
Article 8, Buyer hereby agrees to indemnify, defend and hold harmless the Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by such Shareholder, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or any of the Ancillary Instruments (regardless of whether such breach is deemed "material" for purposes of Section 7.1), (b) the breach of any covenant or agreement of Buyer contained in this Agreement or any of the Ancillary Instruments, or (c) any liability, commitment or obligation of CEI, CBI or any Subsidiary that (i) is related in any way to CEI's, CBI's or such Subsidiary's ownership, operation or occupancy of the business, properties and assets owned and used by CEI, CBI or such Subsidiary, and (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused after the Closing Date, or (d) claims made under any guarantee of the Shareholder existing at closing for debts and obligations of CEI or CBI reflected in the Recent Financial Statements or otherwise disclosed in Schedule 8.2(d) to Buyer prior to Closing.

          8.3 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 8 with respect to a Claim relating to or arising from a claim relating to third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

                  8.3(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it. Failure to give notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of a Third Party Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation under this Article 8 with respect to such Third Party Claim. So long as the Indemnifying Party is defending any such Third Party Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  8.3(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, then the Indemnified Party will (upon written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                  8.3(c)  Indemnified Party's Rights.  Anything in this Section
8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party shall not settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

          8.4 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
Article 8 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set off to the date of such judgment. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such Third Party Claim.

          8.5 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to Indemnification hereunder, regardless of whether the party seeking Indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 10.2.

          8.6 Adjustment of Liability. In the event an Indemnifying Party is required to make any payment under this Section 8 in respect of any damages, liability, obligation, loss, claim, or other amount indemnified hereunder, such Indemnifying Party shall pay the Indemnified Party an amount (the "Adjusted Amount") which is equal to the sum of (i) the amount of such damages, liability, obligation, loss, claim or other amount, minus (ii) the amount of any insurance proceeds the Indemnified Party actually or constructively receives with respect thereto, minus (iii) any third party payments actually or constructively received by the Indemnified Party with respect to such damages, liability, obligation, loss, claim or other amount after demand or notice to such third party from the Indemnifying Party (with the consent of the Indemnified Party which will not be unreasonably withheld).

          8.7     Limitations on Liability.

                  8.7(a) Except with respect to Claims enumerated in Section 8.7(b) below and except with respect to Claims for which proper notice of indemnification shall have been submitted in good faith, all rights of indemnification under this Article 8 shall terminate and expire on the fifth anniversary of the Closing Date.

                  8.7(b) With respect to Claims asserted against, resulting to, imposed upon or incurred by Buyer or Buyer's Affiliates, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of CEI, CBI or the Shareholder contained in Sections 3.5 (Tax Matters), 3.10(c) (Environmental Matters) or
3.15 (Employee Benefit Plans) contained in this Agreement, or (b) claims or causes of action for personal injury or property damage related to events or circumstances which occurred or existed on or prior to the Closing Date, all rights of indemnification under this Article 8 with respect to the foregoing Claims enumerated in this Section 8.7(b) shall terminate and expire on the date which marks the expiration of the applicable statute of limitations for the institution of legal action with respect to each of the foregoing enumerated matters.

9.        CLOSING

          9.1 Documents to be Delivered by CEI, CBI and the Shareholder. At the Closing, CEI, CBI and the Shareholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  9.1(a) Stock Certificate(s). Stock certificates representing the CEI and CBI Shares together with stock powers executed in blank, and such other documents, instruments, and agreements with respect thereto as may be reasonably requested by Buyer.

                  9.1(b) Compliance Certificate. A certificate signed by CEI, CBI and the Shareholder that each of the representations and warranties made by CEI, CBI and the Shareholder pursuant to this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that CEI, CBI and the Shareholder have performed and complied with all of their respective obligations under or pursuant to this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  9.1(c) Opinion of Counsel. A written opinion of David B. Schneider, counsel to CEI, CBI and the Shareholder, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit III hereto.

                  9.1(d) Certain Agreements. The agreements and releases referred to in Sections 5.2, 5.3, 5.6, and 5.8 duly executed by the persons referred to in such Sections other than Buyer.

                  9.1(e) Certified Resolutions. Certified copies of the resolutions of the Boards of Directors of CEI and CBI authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.1(f) Articles; By-Laws. A copy of the by-laws certified by the Secretary or Assistant Secretary of CEI and CBI and articles of incorporation of CEI, CBI and their Subsidiaries certified by the Secretary of State of the State of Oklahoma.

                  9.1(g) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                  9.1(h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority, documents, instruments or writings as Buyer may reasonably request.

          9.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Shareholder the following documents, in each case duly executed or otherwise in proper form:

                  9.2(a) Compliance Certificate. A certificate signed by an officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by CEI, CBI and the Shareholder), and that Buyer has performed and complied with all of its respective obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  9.2(b) Opinion of Counsel. A written opinion of Smith, Gambrell & Russell, counsel to Buyer, dated as of the Closing Date, addressed to the Shareholder, substantially in the form of Exhibit IV hereto.

                  9.2(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.2(d)  Certain Agreements.  The agreements referred to in
Section 5.2 duly executed by Buyer.

                  9.2(e) Incumbency Certificate. Incumbency certificates executed by each corporate officer executing any document to be delivered pursuant to this Agreement on behalf of Buyer.

                  9.2(f) Other Documents. All other documents, instruments or writings required to be delivered to CEI, CBI or the Shareholder at or prior to the Closing pursuant to this

Agreement and such other certificates of authority, documents, instruments or writings as CEI, CBI and the Shareholder may reasonably request.

10.       TERMINATION

          10.1 Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

                  10.1(a) by mutual written agreement of Buyer, CEI, CBI and the Shareholder, or

                  10.1(b) by either Buyer, on the one hand, or CEI, CBI and the Shareholder, on the other hand, if the Closing shall not have occurred on or before February 28, 1995, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

          10.2    Termination for Breach.

                  10.2(a) Termination by Buyer. If prior to Closing, (i) there has been a material violation or breach by CEI, CBI or the Shareholder of any of the agreements, covenants, representations or warranties contained in or made pursuant to this Agreement which has not waived in writing by Buyer, or
(ii) CEI, CBI or the Shareholder shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Buyer may, by written notice to CEI, CBI and the Shareholder at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
Section 10.2(c) hereof.

                  10.2(b) Termination by CEI, CBI and Shareholder. If prior to Closing, (i) there has been a material violation or breach by Buyer of any of the agreements, covenants, representations or warranties contained in this Agreement which has not been waived in writing by CEI, CBI and the Shareholder, or (ii) Buyer shall have attempted to terminate this Agreement under this
Article 10, or otherwise without grounds to do so, then CEI, CBI and the Shareholder may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2(c) hereof.

                  10.2(c) Effect of Termination. Termination of this Agreement pursuant to this Section 10.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 18 of this Agreement shall survive termination.

11.       FURTHER ASSURANCE

          From time to time, at the request of Buyer and without further consideration, CEI, CBI and the Shareholder will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

12.       ANNOUNCEMENTS

          Announcements concerning the transactions provided for in this Agreement by Buyer, on the one hand, and CEI, CBI or the Shareholder, on the other hand, shall be subject to the approval of the Shareholder and of Buyer, respectively, in all essential respects, except that approval by the Shareholder shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the NASD or Buyer's stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or the NASD or otherwise required by law.

13.       ASSIGNMENT; PARTIES IN INTEREST

          13.1 Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations and those of any subsidiary hereunder.

          13.2 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Agreement.

14.       RESOLUTION OF DISPUTES

          14.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Tontitown, Arkansas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 14. The interpretation and enforceability of this Article 14 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. Section Section 1-16. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of the Shareholder referred to in Section 5.9 or in the Noncompetition Agreement delivered pursuant to Section 5.2.

          14.2    Arbitrators.   If the matter in controversy (exclusive of
attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $100,000, then the panel to be appointed shall consist of three arbitrators (one to be selected by Buyer, one to be selected by the Shareholder, and the third to be selected by the first two arbitrators); otherwise, one neutral arbitrator mutually selected by Buyer and the Shareholder.

          14.3 Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          14.4 Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

          14.5 Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

          14.6 Confidentiality. All proceedings under this Article 14, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

          14.7 Continued Performance. The fact that the dispute resolution procedures specified in this Article 14 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of set off provided herein.

          14.8 Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 14 are pending. The parties will take such action, if any, required to effectuate such tolling.

15.       LAW GOVERNING AGREEMENT

          This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Arkansas excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

16.       AMENDMENT AND MODIFICATION

          Buyer, CEI, CBI and the Shareholder may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among Buyer, CEI, CBI and the Shareholder and executed by the parties.

17.       NOTICE

          All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           P.A.M. Transportation Services, Inc.
                           Highway 412 West
                           P.O. Box 188
                           Tontitown, Arkansas 72770

                           Attention: Robert W. Weaver, President
                           Facsimile: (501) 361-5473

                           (with a copy to)

                           Smith Gambrell & Russell
                           3343 Peachtree Road, NE
                           Suite 1800
                           Atlanta, Georgia  30326
                           Attention:  Helen T. Ferraro
                           Facsimile: (404) 264-2652

                  (b)      If to the Shareholder, to:

                           Joe M. Bussell
                           4849 Frankford Road, #725
                           Dallas, Texas  75287


                           (with a copy to)

                           David B. Schneider
                           210 Park Avenue
                           Suite 1120
                           Oklahoma City, Oklahoma  73102
                           Facsimile: (405) 232-9992

                  (c)      If to CEI and CBI, to:

                           Choctaw Express, Inc.
                           5113 Eastern
                           Oklahoma City, Oklahoma  73129

                           Attention: President
                           Facsimile: (405) 672-9246

                           (with a copy to)

                           P.A.M. Transportation Services, Inc.
                           Highway 412 West
                           P.O. Box 188
                           Tontitown, Arkansas 72770

                           Attention: Robert W. Weaver, President



In addition, any notice to CEI and CBI given prior to Closing shall also be given in the same manner to the Shareholder, and any notice to CEI and CBI given after Closing shall also be given in the same manner to Buyer.

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this
Section 17.

18.       EXPENSES

          Regardless of whether or not the transactions contemplated hereby are consummated:

          18.1    Brokerage.   Each of CEI, CBI and the Shareholder, on the one
hand, and Buyer, on the other hand, agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

          18.2 Expenses to be Paid by the Shareholder. The Shareholder agrees to pay, and to indemnify, defend and hold Buyer, CEI and CBI harmless from and against, each of the following:

                  18.2(a) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                  18.2(b) Professional Fees. All legal fees, and expenses related to legal fees, of counsel for the Shareholder, CEI and CBI attributable to or incurred in connection with or preparation for the transactions contemplated hereby.

          18.3 Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

          18.4 Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 14.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

19.       ENTIRE AGREEMENT

          This Agreement, including the Schedules attached hereto which are incorporated herein by reference and made a part hereof, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. This Agreement shall not be binding on the parties hereto until executed by all of the parties hereto.

20.       COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.       HEADINGS

          The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

22.       FURTHER DOCUMENTS

          Buyer, CEI, CBI and the Shareholder each agree to execute all other documents as may be necessary or desirable to carry out the terms hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                          P.A.M. TRANSPORTATION SERVICES, INC.


                                          By:
                                               ----------------------------
                                               Robert W. Weaver
                                               President
                                                           [Corporate Seal]




                                          CHOCTAW EXPRESS, INC.


                                          By:
                                               ----------------------------
                                               Joe M. Bussell
                                               President
                                                           [Corporate Seal]




                                          CHOCTAW BROKERAGE, INC.


                                          By:
                                               ----------------------------
                                               Joe M. Bussell
                                               President
                                                           [Corporate Seal]





                                               ----------------------------
                                               JOE M. BUSSELL, Individually